Exhibit 10.24

GATEHOUSE MEDIA, INC.

GATEHOUSE MEDIA OPERATING, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 6th day of March, 2012 by and among GATEHOUSE MEDIA, INC., a Delaware corporation (“GHS”), GATEHOUSE MEDIA OPERATING, INC., a Delaware corporation (“Operating” and together with GHS, the “Company”), and Melinda A. Janik (“Executive”).

WHEREAS in order to induce Executive to serve as the Company’s Chief Financial Officer, the Company desires to provide Executive with compensation and other benefits on the terms and conditions set forth in this Agreement; and

WHEREAS, Executive is willing to accept such employment and perform services for the Company on the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, together with other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1. SERVICES AND DUTIES. The Company hereby employs Executive, and Executive hereby accepts employment from the Company in the capacity of its Chief Financial Officer. Executive will report directly to the Company’s Chief Executive Officer (the “CEO”). Executive shall be a full-time employee of the Company and shall dedicate all of Executive’s working time to the Company and shall have no other employment and no other business ventures which are undisclosed to the Company or which conflict with Executive’s duties under this Agreement. Executive will perform such duties as are required by the Company from time to time and normally associated with Executive’s position, together with such additional duties, commensurate with the Executive’s position, as may be assigned to the Executive from time to time by the CEO. Notwithstanding the foregoing, nothing herein shall prohibit Executive from (a) engaging in personal investment activities for herself and her family that do not give rise to any conflict of interests with the Company or its affiliates, (b) subject to prior approval of the Board, accepting directorships unrelated to the Company that do not give rise to any conflict of interests with the Company or its affiliates and (c) engaging in charitable and civic activities, so long as such outside interests do not interfere with the performance of her duties hereunder.

2. START DATE; EMPLOYMENT-AT-WILL. Executive understands and agrees (a) that she is an employee-at-will, (b) that this Agreement does not constitute, for any reason, a guaranty or promise of continued employment with the Company (with the “Company” understood, for purposes of this Section 2, to include any subsidiary of the Company and any successor in interest to the Company or to any such subsidiary), (c) that her employment with the Company does not constitute, for any reason, a guaranty or promise of continued employment with the Company and (d) that the continuation of her employment with the Company for any period of time does not constitute, for any reason, a guaranty or promise of continued employment with the Company. Executive acknowledges that this Agreement has no term, and that the Company may terminate Executive’s employment with the Company at any time, with or without Cause (as defined below), subject to the Company’s obligations set forth in Section 5 below. It is acknowledge that Executive commenced employment with the Company on February 2, 2009 (the “Employment Date”). Notwithstanding anything to the contrary herein, in the event of any termination of Executive’s employment, Executive shall nevertheless continue to be bound by the terms and conditions set forth in Sections 6 and 7 hereof, which provisions, along with Sections 8 and 9 hereof, shall survive any termination of this Agreement. For the sake of clarity, the delivery by the Company pursuant to this Section 2 of a notice not to extend the Term is not a termination by the Company without Cause for purposes of this Agreement.

3. COMPENSATION.

(a) Base Salary. In consideration of Executive’s full and faithful satisfaction of Executive’s duties under this Agreement, the Company agrees to pay to Executive a salary at the rate of Two Hundred Seventy-Five Thousand Dollars ($275,000.00) per annum (the “Base Salary”), payable in such installments as the Company pays its similarly placed employees (but not less frequently than each calendar month), subject to usual and customary deductions for withholding taxes and similar charges, and customary employee contributions to health, welfare and retirement programs in which Executive is enrolled. The Base Salary shall be reviewed on an annual basis in accordance with Executive’s annual performance evaluation and adjusted at the Company’s sole discretion; provided, however, in no event shall the Base Salary be reduced from its level at the time without Executive’s approval.

(b) Annual Bonus Compensation. In addition to any salary payable pursuant to Section 3(a) above, Executive shall be eligible to receive in respect of each fiscal year of the Company a bonus (for each such fiscal year, a “Bonus”), based on the achievement, as determined by the Board in its sole discretion, of certain personal, departmental and Company performance standards as agreed to by Executive and the Board (the “Standards”), payable in such combination of cash and shares of common stock of GHS (“Common Stock”) as determined by the Board, in its sole discretion under the GateHouse Media, Inc. Stock Incentive Plan (or any similar or successor plan) (the stock portion of any such Bonus, the “Restricted Stock Grant”). The target Bonus amount, based upon complete satisfaction and achievement of the Standards, in the Board’s sole discretion, will be 50% of Base Salary. The number of shares comprising any Restricted Stock Grant shall be determined by dividing the applicable portion of the Bonus being awarded in Common Stock by the fair market value (as determined by the Board in good faith) of the Common Stock on the date of grant. Generally, each Restricted Stock Grant shall vest as follows: (i) one-third (1/3) of the shares subject to such Restricted Stock Grant on the first anniversary of the date of grant; (ii) one-third (1/3) of the shares subject to such Restricted Stock Grant on the second anniversary of the date of grant and (iii) the remaining one-third of the shares subject to such Restricted Stock Grant on the third anniversary of the date of grant. Executive shall receive dividends on unvested shares to the extent such dividends are paid and such shares have not been forfeited. In the event Executive’s employment is terminated by the Company with Cause (as such term is defined below), Executive shall immediately forfeit (x) all unvested shares subject to any Restricted Stock Grant and, (y) in the case of a termination based on clause (ii) of the definition of Cause, all vested shares granted under any Restricted Stock Grant.

The cash portion of each Bonus shall be paid to Executive within a reasonable time after the end of the fiscal year, but in no event later than four months following completion of the Company’s fiscal year to which such Bonus relates (“Outside Payment Date”); the Restricted Stock Grant portion of each Bonus shall be made on such date as the Board determines in its discretion, though no later than the applicable Outside Payment Date. Notwithstanding anything to the contrary contained herein, no Bonus in respect of any fiscal year of the Company will be due to Executive unless she is employed by the Company on the last day of the fiscal year in respect of which the Bonus is awarded. To the extent that any Bonus is paid as a Restricted Stock Grant, the provisions of this Section 3(c) pertaining to any Restricted Stock Grant shall be set forth in a management stockholder agreement containing customary restrictions and terms, including but not limited to restrictions on transferability, drag-along rights, tag-along rights plus repurchase rights, all of which shall survive any expiration of this Agreement.

(c) Initial Restricted Stock Grant. Executive had been awarded a one time grant (the “Initial Restricted Stock Grant”) of 100,000 shares of Common Stock on February 6, 2009. The Initial Restricted Stock Grant shall vest as follows: (i) one-third (1/3) of the shares subject to the Initial Restricted Stock Grant on the first anniversary of the Effective Date; (ii) one-third (1/3) of the shares subject to the Initial Restricted Stock Grant on the second anniversary of the Effective Date and (iii) the remaining one-third (1/3) of the shares subject to the Initial Restricted Stock Grant on the third anniversary of the Effective Date. Executive shall receive dividends on unvested shares to the extent such dividends are paid and such shares have not been forfeited. In the event the Executive is terminated with Cause, she shall forfeit (x) all unvested shares subject to the Initial Restricted Stock Grant and, (y) in the case of a termination based on clause (ii) of the definition of Cause, all vested shares granted under any Restricted Stock Grant. The provisions of the Section 3(d) were set forth in a Restricted Stock Agreement under the GateHouse Media, Inc. Omnibus Stock Incentive Plan.

(d) Vesting of Shares Upon Executive’s Termination with Cause, Change of Control:

(1) If Executive is terminated by the Company without Cause, Executive shall immediately vest as the owner as to the percentage of (a) the Initial Restricted Stock Grant and (b) any additional Restricted Stock Grants that would have vested under Section 3(c) above on the next succeeding anniversary of the Grant Date following such termination; provided, however, that in no event shall the number of Restricted Shares subject to vesting be less than one-third (1/3) of the shares subject to the Initial Restricted Stock Grant;

(2) In the event of a “change in control” occurs (as such term shall be defined in the Company’s Incentive Stock Award Plan) and Executive’s employment is terminated by the Company (or its successor) without Cause within 12 months of such change in control, 100% of the then remaining unvested shares subject to the Initial Restricted Stock Grant and any additional Restricted Stock Grant shall immediately vest.

(e) Withholding. All taxable compensation payable to Executive pursuant to this Section 3 or otherwise pursuant to this Agreement shall be subject to customary withholding taxes and such other employment taxes as are required under Federal law or the law of any state or governmental body to be collected with respect to compensation paid to an employee.

4. BENEFITS AND PERQUISITES.

(a) Retirement and Welfare Benefits. During this Agreement, Executive will be entitled to all the usual benefits offered to employees at Executive’s level, including vacation, sick time, participation in the Company’s medical, dental and insurance programs, as well as the ability to participate in the Company’s 401(k) retirement savings plan, subject to the applicable limitations and requirements imposed by the terms of such benefit plans, in each case in accordance with the terms of such plans as from time to time in effect. Nothing in this Section 4, however, shall require the Company to maintain any benefit plan or provide any type or level of benefits to its employees, including Executive; provided, however, Executive shall be entitled to not less than four (4) weeks paid vacation annually.

(b) Reimbursement of Expenses. The Company shall reimburse Executive for any expenses reasonably and necessarily incurred by Executive in furtherance of Executive’s duties hereunder, including travel, meals and accommodations, upon submission by Executive of vouchers or receipts and in compliance with such rules and policies relating thereto as the Company may from time to time adopt.

5. TERMINATION. Executive’s employment with the Company may be terminated (x) by the Company for Cause (as defined below), effective on the date on which a written notice to such effect is delivered to Executive; (y) by the Company at any time without Cause, effective on the date on which a written notice to such effect is delivered to Executive; or (z) by Executive at any time, effective on the date on which a written notice to such effect is delivered to the Company.

(a) For Cause Termination, Resignation without Good Reason. If Executive’s employment with the Company is terminated by the Company for Cause or Executive voluntarily resigns without Good Reason (as defined below), Executive shall not be entitled to any further compensation or benefits other than accrued but unpaid Base Salary (payable as provided in Section 3(a)) and accrued and unused vacation pay through the date of such termination (collectively, the “Accrued Benefits”). If the definition of “Cause” set forth below conflicts with such definition in any stock incentive plan or agreement of the Company or any of its affiliates, the definition set forth herein shall control.

(b) Termination by Company without Cause, Termination by Executive for Good Reason Unrelated to a “change of control”. If Executive’s employment is terminated by the Company other than for Cause or is terminated by Executive for Good Reason, in each case not within the Protection Period, prior to the end of the Term hereof, then, subject to Section 9, Executive shall be entitled to, upon Executive’s providing the Company with a signed release of claims in a form adopted by the Company’s Board of Directors from time to time and subject to Executive’s continued compliance with the provisions of Sections 6 and 7 hereof: (i) the Accrued Benefits; (ii) an amount equal to 12 months Base Salary payable in the same manner as provided under Section 3(a); (iii) any declared Bonus not yet paid, which shall be payable in the same manner as provided under Section 3(b); (iv) the rights provided in Sections 3(d)(1) or (2), as applicable, relating to the vesting of a portion of the shares of any Restricted Stock Grant and the Initial Restricted Stock Grant, respectively, that are not vested as of the date of termination; and (v) continuation of Executive’s coverage under the Company’s medical plan at the same levels as such benefits that have been provided to Executive, and in connection therewith Executive shall periodically pay to the Company amounts equivalent to that which he paid as required employee contributions immediately prior to the date of termination, until the earlier of (A) the period of time it takes Executive to become eligible for the medical benefits program of a new employer (subject to Section 6(a) hereof) or (B) twelve (12) months from the date of such termination. Executive acknowledges that executive’s termination of employment on the date of such termination shall constitute a “qualifying event” for the purposes of the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”). Executive further acknowledges on behalf of herself and her dependents that any period with respect to which any of them would be eligible to elect COBRA shall be reduced by the period of post-termination medical benefit continuation provided under this subsection. Executive acknowledges that the Company may terminate Executive without Cause at any time, and that the Company shall have no obligations under such circumstances to Executive beyond the specific obligations set forth in this Section 5(b); in particular, Executive acknowledges that Executive shall have no right whatsoever to any then unvested shares under the Initial Restricted Stock Grant, any Restricted Stock Grant or any other incentive equity award granted to Executive except as provided above in this Section 5(b).

(c) Termination by Company without Cause, Termination by Executive for Good Reason Following a “change of control”. If Executive’s employment is terminated by the Company other than for Cause or is terminated by Executive for Good Reason, in each case within the Protection Period, prior to the end of the Term hereof, then, subject to Section 9, Executive shall be entitled to, upon Executive’s providing the Company with a signed release of claims in a form adopted by the Company’s

Board of Directors from time to time and subject to Executive’s continued compliance with the provisions of Sections 6 and 7 hereof: (i) the Accrued Benefits, (ii) an amount equal to twenty-one (21) months Base Salary plus Average Monthly Bonus (as defined below) payable in the same manner as provided under Section 3(a); (iii) a pro-rated Bonus for the year in which such termination occurred equal to the actual Bonus that would have been paid to Executive but for his or her termination of employment, multiplied by a fraction, the numerator of which is the number of months of employment during the Company’s fiscal year, and the denominator of which is twelve (for purposes of determining the number of months of employment during any fiscal year, Executive will be given credit for any month during which Executive has worked at least one (1) hour); (iv) the rights provided in Sections 3(d)(1) or (2), as applicable, relating to the vesting of a portion of the shares of any Restricted Stock Grant and the Initial Restricted Stock Grant, respectively, that are not vested as of the date of termination; (v) outplacement services for up to six months immediately following the termination date to assist Executive in locating other employment, the cost of which shall be paid to any executive outplacement firm chosen by the Company and reasonably acceptable to Executive, and (vi) continuation of Executive’s coverage under the Company’s medical plan at the same levels as such benefits that have been provided to Executive, and in connection therewith Executive shall periodically pay to the Company amounts equivalent to that which he paid as required employee contributions immediately prior to the date of termination, until the earlier of (A) the period of time it takes Executive to become eligible for the medical benefits program of a new employer (subject to Section 6(a) hereof) or (B) twelve (12) months from the date of such termination. Executive acknowledges that executive’s termination of employment on the date of such termination shall constitute a “qualifying event” for the purposes of COBRA. Executive further acknowledges on behalf of herself and her dependents that any period with respect to which any of them would be eligible to elect COBRA shall be reduced by the period of post-termination medical benefit continuation provided under this subsection. Executive acknowledges that the Company may terminate Executive without Cause at any time, and that the Company shall have no obligations under such circumstances to Executive beyond the specific obligations set forth in this Section 5(c); in particular, Executive acknowledges that Executive shall have no right whatsoever to any then unvested shares under the Initial Restricted Stock Grant, any Restricted Stock Grant or any other incentive equity award granted to Executive except as provided above in this Section 5(c).

(d) Resignation, Death or Disability. If Executive’s employment is terminated by reason of Executive’s death, Disability or voluntary resignation prior to the end of the Term, Executive shall not be entitled to receive any further compensation or benefits under this Agreement or otherwise other than the Accrued Benefits. During any period that Executive fails to perform her duties hereunder as a result of disability or incapacity, Executive shall continue to receive his or her Base Salary and all other benefits and all other compensation pursuant to this Agreement unless and until her employment is terminated pursuant to this Section 5.

(e) Definitions. For purposes of this Agreement:

“Average Monthly Bonus” means the arithmetic average of the last three Bonuses paid to Executive or, if a lesser amount of Bonuses have been paid, the arithmetic average of such Bonuses, in each case, divided by 12.

“Cause” means (i) conviction of, guilty plea concerning or confession of any felony, (ii) any act of dishonesty committed by Executive in connection with the Company’s or its subsidiaries’ business, (iii) any material breach by Executive of this Agreement, after written notice thereof from the Board is given in writing and such breach is not cured to the satisfaction of the Company within a reasonable period of time (not greater than 30 days) under the circumstances, (iv) any material breach of any reasonable and lawful rule or directive of the Company, (v) the gross or willful neglect of duties or gross misconduct by Executive, or (vi) the habitual use of drugs or habitual, excessive use of alcohol to the extent that any of such uses in the Board’s good faith determination materially interferes with the performance of Executive’s duties under this Agreement.

“Change of Control Date” means the earlier of: (i) the commencement of any discussion with any individual or entity that ultimately results in a change of control; or (ii) the occurrence of a “change of control” transaction.

“Disability” means, as determined by the Board of Directors in good faith, Executive’s inability, due to disability or incapacity, to perform all of her duties hereunder on a full-time basis for (i) periods aggregating 90 days, whether or not continuous, in any continuous period of 365 days, or (ii) where Executive’s absence is adversely affecting the performance of the Company in a significant manner, periods greater than 30 days and Executive is unable to resume her duties on a full time basis within 10 days of receipt of written notice of the Board’s determination under this clause (ii).

“Good Reason” means, with respect to Executive and without Executive’s express written consent, the occurrence of any one or more of the following at any time during Executive’s employment with the Company or any of its subsidiaries (including the actual termination date) by virtue of management outsourcing or otherwise:

(i) the failure to elect or reelect or otherwise to maintain Executive in the office or the position, or a substantially equivalent or better office or position, of or with the Company or a subsidiary, which Executive held immediately prior to a change of control, or the removal of Executive as a member of the Board of Directors of the Company (or any successor to the Company) if Executive was a Director of the Company immediately prior to the change of control;

(ii) (A) a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company and any subsidiary which Executive held immediately prior to the change of control, (B) a reduction in the aggregate of Executive’s annual Base Salary or Bonus received from the Company and any subsidiary (C) a reduction in Executive’s long-term incentive compensation opportunity from the level in effect on the date hereof or such higher level as may be in effect at any time after the date hereof, or (D) the termination or denial of Executive’s rights to retirement or welfare benefits or a reduction in the scope or value of such benefits (other than any such reduction that is generally applicable to all employees of the Company), and such change reduction or termination is not remedied by the Company within ten business days after receipt by the Company of written notice from Executive of such change, reduction or termination, as the case may be;

(iii) any change of Executive’s principal place of employment to a location more than 50 miles from Executive’s principal place of employment immediately prior to a change of control;

(iv) any failure of the Company to pay Executive any compensation when due (other than an inadvertent failure that is remedied within ten business days after receipt of written notice from Executive);

(v) the delivery by the Company or any subsidiary of a written notice to Executive of the intent to terminate Executive’s employment for any reason, other than Cause or Disability, regardless of when such termination is intended to become effective; or

(vi) any failure by the Company to comply with and satisfy any provision of this Agreement.

Executive’s right to terminate employment for Good Reason will not be affected by Executive’s incapacity due to physical or mental illness. A termination of employment by Executive for Good Reason for purposes of this Agreement will be effective only if Executive gives the Company written notice (“Notice of Termination for Good Reason”) of the termination setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provisions of this Agreement on which Participant relied. Unless the parties agree otherwise, a termination of employment by Executive for Good Reason will be effective on the 30th day following the date when the Notice of Termination for Good Reason is given, unless the Company remedies the Good Reason condition within such period or elects to terminate the Executive’s employment before the end of the 30-day period; provided, however, that so long as an event that constitutes Good Reason occurs and Executive delivers the Notice of Termination for Good Reason at any time prior to the 90th day following the effective termination date, the termination of Executive’s employment will be deemed to be a resignation for Good Reason. In such instance, all payments that would have been made during such 90-day period will be made in a lump-sum payment on the 90th day following Executive’s termination of employment, and subsequent payments will be made at the time and in the form set forth in Section 5(c) above. If the Company disputes the existence of Good Reason, the Company will have the burden of proof to establish that Good Reason does not exist. If Executive continues to provide services to the Company after one of the events giving rise to Good Reason has occurred, Executive will not be deemed to have consented to such event or to have waived Executive’s right to terminate his or her employment at any time for Good Reason in connection with such event.

“Protection Period” means the period beginning on the Change of Control Date of this Agreement, and ending on the 18-month anniversary of that date.

(f) Resignation as Officer or Director. Upon the termination of employment for any reason, Executive shall resign each position (if any) that he then holds as an officer or director of the Company or any of its subsidiaries.

(g) Payments in Lieu of Other Severance Rights. The payments provided in subsections (a), (b), (c) and (d) of this Section 5 shall be made in lieu of any other severance payments under any severance agreement, plan, program or arrangement of the Company.

(h) Manner of Payment. Unless Executive breaches one of the restrictive covenants contained in Sections 6 and 7 of this Agreement, the payments described in clauses (b) and (d) of this Section 5 shall be paid over a period of twelve (12) months commencing on the date of Executive’s termination of employment with the Company; provided however that if such termination of employment is within 18 months following a change of control, the payments described in clause (c) of this Section 5 shall be paid over a period of twenty-one (21) months from such date. Notwithstanding anything herein to the contrary, (1) the payment of any amounts hereunder (including benefits continuation) shall cease on the date on which Executive breaches any of the restrictive covenants contained in Sections 6 and 7 of this Agreement.

6. RESTRICTIVE COVENANTS. Executive acknowledges that during the period of her employment with the Company he shall have access to the Company’s Confidential Information (as defined below) and will meet and develop relationships with the Company’s potential and existing suppliers, financing sources, clients, customers and employees.

(a) Noncompetition. Executive agrees that during the period of her employment with the Company and for the one (1) year period immediately following (i) termination of such employment for any reason by the Company for Cause or by Executive without Good Reason or (ii) termination of such employment by the Company without Cause or by the Executive with Good Reason, unless Executive agrees at such time in writing within 5 days of such termination to waive her rights to receive the amounts set forth in clauses (ii) and (iii) of each of Sections 5(b) and (c) above (in which case the provisions of this Section 6(a) shall not apply, it being understood that Executive shall still be required to deliver the release of claims described in each of Sections 5(b) and (c) above in order to receive the rights set forth in clauses (i) and (iv) of each of Section 5(b) and (c) above). Executive shall not directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, shareholder of a closely held corporation or shareholder in excess of five (5%) percent of a publicly traded corporation, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is in competition in any manner whatsoever with more than 20% of the business activities of the Company or its affiliates in the United States. Executive further covenants and agrees that this restrictive covenant is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of the Company and its affiliates, imposes no undue hardship on Executive, is not injurious to the public, and that any violation of this restrictive covenant shall be specifically enforceable in any court with jurisdiction upon short notice.

(b) Solicitation of Employees, Etc. Executive agrees that during the period of her employment with the Company and for the one (1) year period immediately following the date of termination of Executive’s employment with the Company for any reason, Executive shall not, directly or indirectly, (i) solicit or induce any officer, director, employee, agent or consultant of the Company or any of its successors, assigns, subsidiaries or affiliates to terminate his, her or its employment or other relationship with the Company or its successors, assigns, subsidiaries or affiliates for the purpose of associating with any competitor of the Company or its successors, assigns, subsidiaries or affiliates, or otherwise encourage any such person or entity to leave or sever his, her or its employment or other relationship with the Company or its successors, assigns, subsidiaries or affiliates, for any other reason or (ii) hire any individual who left the employ of the Company or any of its affiliates during the immediately preceding one-year period.

(c) Solicitation of Clients, Etc. Executive agrees that during the period of her employment with the Company and for the one (1) year period immediately following the date of termination of Executive’s employment with the Company for any reason, Executive shall not, directly or indirectly, solicit or induce (i) any customers or clients of the Company or its successors, assigns, subsidiaries or affiliates or (ii) any vendors, suppliers or consultants then under contract to the Company or its successors, assigns, subsidiaries or affiliates, to terminate his, her or its relationship with the Company or its successors, assigns, subsidiaries or affiliates, for the purpose of associating with any competitor of the Company or its successors, assigns, subsidiaries or affiliates, or otherwise encourage such customers or clients, or vendors, suppliers or consultants then under contract, to terminate his, her or its relationship with the Company or its successors, assigns, subsidiaries or affiliates, for any other reason.

(d) Disparaging Comments. Executive agrees that during the period of her employment with the Company and thereafter, Executive shall not make any disparaging or defamatory comments regarding the Company or, after termination of her employment relationship with the Company, make any comments concerning any mutually agreed to confidential aspects of the termination of their relationship. The obligations of Executive under this subparagraph shall not apply to disclosures required by applicable law, regulation or order of any court or governmental agency.

Nothing contained in this Section 6 shall limit any common law or statutory obligation that the Executive may have to the Company or any of its affiliates. For purposes of this Section 6 and Section 7, the “Company” refers to the Company and any incorporated or unincorporated affiliates of the Company, including any entity which becomes Executive’s employer as a result of any reorganization or restructuring of the Company.

7. CONFIDENTIALITY. All books of account, records, systems, correspondence, documents, and any and all other data, in whatever form, concerning or containing any reference to the works and business of the Company or its affiliated companies shall belong to the Company and shall be given up to the Company whenever the Company requires Executive to do so. Executive agrees that Executive shall not at any time during the term of Executive’s employment or thereafter, without the Company’s prior written consent, disclose to any person (individual or entity) any information or any trade secrets, plans or other information or data, in whatever form, (including, without limitation, (a) any financing strategies and practices, pricing information and methods, training and operational procedures, advertising, marketing, and sales information or methodologies or financial information and (b) any Proprietary Information (as defined below)), concerning the Company’s or any of its affiliated companies’ or customers’ practices, businesses, procedures, systems, plans or policies (collectively, “Confidential Information”), nor shall Executive utilize any such Confidential Information in any way or communicate with or contact any such customer other than in connection with Executive’s employment by the Company. Executive hereby confirms that all Confidential Information constitutes the Company’s exclusive property, and that all of the restrictions on Executive’s activities contained in this Agreement and such other nondisclosure policies of the Company are required for the Company’s reasonable protection. Confidential Information shall not include any information that has otherwise been disclosed to the public not in violation of this Agreement. This confidentiality provision shall survive the termination of this Agreement and shall not be limited by any other confidentiality agreements entered into with the Company or any of its affiliates.

Executive agrees that he shall promptly disclose to the Company in writing all information and inventions generated, conceived or first reduced to practice by her alone or in conjunction with others, during or after working hours, while in the employ of the Company (all of which is collectively referred to in this Agreement as “Proprietary Information”); provided, however, that such Proprietary Information shall not include (a) any information that has otherwise been disclosed to the public not in violation of this Agreement and (b) general business knowledge and work skills of Executive, even if developed or improved by Executive while in the employ of the Company. All such Proprietary Information shall be the exclusive property of the Company and is hereby assigned by Executive to the Company. Executive’s obligation relative to the disclosure to the Company of such Proprietary Information anticipated in this Section 7 shall continue beyond Executive’s termination of employment and Executive shall, at the Company’s expense, give the Company all assistance it reasonably requires to perfect, protect and use its right to the Proprietary Information.

8. ASSIGNMENT. This Agreement, and all of the terms and conditions hereof, shall bind the Company and its successors and assigns and shall bind Executive and Executive’s heirs, executors and administrators. No transfer or assignment of this Agreement shall release the Company from any obligation to Executive hereunder. Neither this Agreement, nor any of the Company’s rights or obligations hereunder, may be assigned or otherwise subject to hypothecation by Executive. The Company may assign the rights and obligations of the Company hereunder, in whole or in part, to any of the Company’s subsidiaries, affiliates or parent corporations, or to any other successor or assign in connection with the sale of all or substantially all of the Company’s assets or stock or in connection with any merger, acquisition and/or reorganization, provided the assignee assumes the obligations of the Company hereunder.

9. SECTION 409A OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

(a) The compensation and benefits provided under this Agreement are intended to qualify for an exemption from or to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations and other official guidance issued thereunder (collectively, “Section 409A”), so as to prevent the inclusion in gross income of any compensation or benefits accrued hereunder in a taxable year prior to the taxable year or years in which such amount would otherwise be actually distributed or made available to Executive, and this Agreement shall be administered and interpreted consistent with such intention. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(b) For purposes of this Agreement and the payment of severance pay or benefits hereunder, termination of Executive’s employment means a “separation from service” with the Company as defined by Section 409A, and no payment will be made unless and until such termination qualifies as a “separation from service.”

(c) In the event that Executive is a “specified employee” for purposes of Section 409A at the time of separation from service, any separation pay or other compensation payable hereunder by reason of such separation of service that would otherwise be paid during the six-month period immediately following such separation from service shall instead be paid on the six-month anniversary of the separation from service to the extent required to comply with Section 409A.

(d) Any reimbursements made under this Agreement shall be made by the end of the year following the year in which the expense was incurred, and the amount of the reimbursable expenses provided in one year shall not increase or decrease the amount of reimbursable expenses provided in a subsequent year.

(e) If the timing of payment of any amount subject to Section 409A is dependent on Executive’s execution and non-revocation of a waiver or release of claims, and the revocation period starts in one calendar year and ends in the following calendar year, then payment shall in no event be made prior to the first day of such following calendar year, regardless of when the waiver or release was executed.

(f) If any of the payments to be made under this Agreement are deemed to be “deferred compensation”, as that term is defined under Section 409A, the Company reserves the right to unilaterally modify the terms and provisions of this Agreement to comply with the requirements of Section 409A.

10. GENERAL.

(a) Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of one business day following personal delivery (including personal delivery by telecopy or telex), or the third business day after mailing by first class mail to the recipient at the address indicated below:

To the Company:

GateHouse Media, Inc.

350 WillowBrook Office Park

Fairport, NY 14450

Attn: Chairman of the Board of Directors

To Executive:

Melinda A. Janik

2500 East Avenue

Apt. 4G

Rochester, NY 14610

or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

(b) Severability. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

(c) Entire Agreement. This document constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral.

(d) Counterparts. This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

(e) Amendments. No amendments or other modifications to this Agreement may be made except by a writing signed by all parties. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

(f) Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of New York without giving effect to principles of conflicts of law of such state.

(g) Survivorship. The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein shall survive the termination or expiration of this Agreement.

(h) Waiver. The waiver by either party of the other party’s prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by any party hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(i) Captions. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.

(j) Construction. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

(k) Arbitration. Except as necessary for the Company and its subsidiaries, affiliates, successors or assigns or Executive to specifically enforce or enjoin a breach of this Agreement (to the extent such remedies are otherwise available), the parties agree that any and all disputes that may arise in connection with, arising out of or relating to this Agreement, or any dispute that relates in any way, in whole or in part, to Executive’s services on behalf of the Company or any subsidiary, the termination of such services or any other dispute by and between the parties or their subsidiaries, affiliates, successors or assigns, shall be submitted to binding arbitration in New York, New York according to the National Employment Dispute Resolution Rules and procedures of the American Arbitration Association. The parties agree that the prevailing party in any such dispute shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which she or it may be entitled. This arbitration obligation extends to any and all claims that may arise by and between the parties or their subsidiaries, affiliates, successors or assigns, and expressly extends to, without limitation, claims or causes of action for wrongful termination, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under the United States Constitution, and applicable state and federal fair employment laws, federal and state equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended, and any other state or federal law.

11. EXECUTIVE REPRESENTATION & ACCEPTANCE. By signing this Agreement, Executive hereby represents that Executive is not currently under any contractual obligation to work for another employer and that Executive is not restricted by any agreement or arrangement from entering into this Agreement and performing Executive’s duties hereunder.

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREOF, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

GATEHOUSE MEDIA, INC.

By:
Name:
Title:

GATEHOUSE MEDIA OPERATING, INC.

By:
Name:
Title:

EXECUTIVE

Melinda A. Janik